SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 12, 2003

Nomadic Collaboration International, Inc.
(Exact Name of Registrant as specified in its Charter)

Nevada	000-27131	88-0381258

(State of Incorporation)	(Commission File No.)	(IRS Employer ID Number)

50 Marbella Street
World Trade Center
12th Floor
Panama City, Republic of Panama
(Address of Principal Executive Offices)

Registrant’s telephone number: 011-507-213-8874

Not applicable
(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.

     On February 12, 2003, Nomadic Collaboration International, Inc. (“Nomadic”), LGC Acquisition Company, a wholly-owned subsidiary of Nomadic (“LGC Acquisition”) and LiquidGolf Corporation (“LiquidGolf”) entered into a definitive agreement and plan of merger (the “Merger Agreement”) providing for the merger of LGC Acquisition into LiquidGolf Corporation, with LiquidGolf becoming a wholly-owned subsidiary of Nomadic.

     Under the terms of the Merger Agreement, Nomadic will issue one share of common stock for every three shares of LiquidGolf stock currently outstanding. Warrants to purchase LiquidGolf capital stock will be converted at closing into warrants to purchase Nomadic common stock on a one-for-one basis. At February 12, 2003, LiquidGolf had outstanding 17,353,131 shares of capital stock and warrants to purchase 2,540,000 shares of capital stock (the “LiquidGolf Warrants”). Nomadic will issue approximately 5,784,377 shares of common stock to LiquidGolf stockholders under the Merger Agreement, and will reserve for issuance approximately 2,540,000 shares of Nomadic common stock issuable upon exercise of the Nomadic warrants issued in exchange for the LiquidGolf Warrants. Of the LiquidGolf Warrants, 1,220,000 have an exercise price of $1.00 per share, 1,220, 000 have an exercise price of $1.50 per share, 31,250 have and exercise price of $16.00 per share, 31,250 have an exercise price of $12.00 per share and 37,500 have an exercise price of $8.00 per share.

     LiquidGolf is a golf equipment, accessories and apparel retailer. It operates out of a retail store located in Apopka, Florida, and through the Internet at www.liquidgolf.com. LiquidGolf markets to golfers and businesses within the golf industry. In addition to traditional retailing, LiquidGolf provides technology and fulfillment operations to golf retailers selling through the Internet and operates an online golf community. LiquidGolf seeks to provide a full range of golf related products and services to consumers and members of the business community.

     The merger is intended to qualify as a tax free reorganization under the Internal Revenue Code of 1986, as amended. The Board of Directors of each company has unanimously approved the merger. Consummation of the merger is subject to a number of conditions including, among other things, approval by a majority of Nomadic’s stockholders of changes to its Articles of Incorporation increasing the number of authorized shares of common stock from 666,666 to 100,000,000 shares.

     Upon consummation of the merger, Nomadic expects to enter into an investment banking agreement with PanAmerica Capital Group, Inc. (“PanAmerica”) to assist Nomadic with all of its financial activities, including without limitation, capital raising and mergers and acquisitions. The term of the investment banking agreement is expected to be two years and PanAmerica will receive 1,800,000 shares of Nomadic common stock. At February 12, 2003, PanAmerica beneficially owned or had the right to acquire, an aggregate of 92,460 shares of Nomadic’s common stock, or approximately 41% of the Company’s outstanding shares of common stock.

     A copy of the Merger Agreement is included herein as Exhibit 2.1 and a copy of the press release issued by Nomadic with respect to the merger is included herein as Exhibit 99.1. The Merger Agreement and the press release are incorporated into this Item 5 by reference and the foregoing description of such documents and the transactions contemplated therein are qualified in their entirety by reference to such exhibits.

Item 7. Financial Statements and Exhibits

(c)	Exhibits:

2.1 Agreement and Plan of Merger, dated as February 12, 2003, by and among Nomadic, LGC Acquisition and LiquidGolf.

99.1 Press Release dated February 12, 2003.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nomadic Collaboration International, Inc.

Date: February 18, 2003	By:	/s/ Ricardo Garcia de Paredes Carbone

Ricardo Garcia de Paredes Carbone, Chief Executive Officer